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                                                                     Exhibit 2.2



                            STOCK PURCHASE AGREEMENT
                            ------------------------

         STOCK PURCHASE AGREEMENT, dated as of May 12, 1999, by and between Compass International Services Corporation, a Delaware corporation (the "SELLER") and Swiss-Irish Enterprises, Inc., a Texas corporation (together with its assignees, the "BUYER"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Article 8 hereof.

         WHEREAS, the Seller owns all of the issued and outstanding shares of
(I) common stock, $0.01 par value (the "METROWEBB SHARES"), of MetroWebb, Inc., a Delaware corporation ("METROWEBB"); (II) common stock, $0.01 par value (the "PRINT & MAIL SERVICES SHARES"), of Compass Print & Mail Services, Inc., a Delaware corporation ("PRINT & MAIL SERVICES"); (III) common stock, $0.01 par value (the "MAIL SERVICES SHARES"), of Compass Mail Services, Inc., a Delaware corporation ("MAIL SERVICES"); (IV) common stock, $0.01 par value (the "MWI SHARES"), of MWI Laser Group, Inc., a Delaware corporation ("MWI"); and (V) common stock, $0.01 par value (the "BENDER SHARES", and together with the MetroWebb Shares, Print & Mail Services Shares, Mail Services Shares and MWI Shares, the "SHARES"), of Bender Direct Mail Services, Inc., a Delaware corporation ("BENDER" and together with MetroWebb, Print & Mail Services, Mail Services and MWI, the "COMPANIES", and each, a "COMPANY");

         WHEREAS, the Seller wishes to sell the Shares to the Buyer, and the Buyer wishes to purchase the Shares from the Seller, on the terms and conditions and for the consideration described in this Agreement;

         WHEREAS, concurrently with the execution of this Agreement, the Seller is entering into an Agreement and Plan of Merger (as amended or supplemented from time to time, the "NCO MERGER AGREEMENT") with NCO Group, Inc., ("NCO"), pursuant to which the Seller is to be merged with a wholly owned subsidiary of NCO (the "NCO MERGER");

         WHEREAS, it is a condition to the consummation of the NCO Merger that the transactions contemplated by this Agreement are consummated;

         WHEREAS, the Buyer wishes to deposit or cause to be deposited into escrow certain assets to secure Buyer's obligations under this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:







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                                    ARTICLE I

                         SALE AND PURCHASE OF THE SHARES

         1.1. SALE AND PURCHASE OF THE SHARES. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell to the Buyer and the Buyer will purchase from Seller: (i) all of the Shares and
(ii) the Seller's interest in all tangible assets, if any, owned or leased by Seller or any of its subsidiaries or affiliates located in the Dallas, Texas metropolitan area or the Tulsa, Oklahoma metropolitan area used in Seller's Print & Mail Business (the "Related Assets"), and the Buyer shall pay to the Seller the Purchase Price in the manner set forth in Section 2.2(a) hereof.

         1.2 ESCROW. (a) Concurrently with the execution of this Agreement, to secure the Buyer's covenants, agreements and obligations hereunder, certain of the Buyer's affiliates (the "Buyer Affiliates") shall, on behalf of the Buyer, deposit (i) $2,000,000 and (ii) the Escrow Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, into escrow pursuant to an escrow agreement in the form set forth as
Exhibit 1.2-A hereto (the "Escrow Agreement"). In addition, concurrently with the execution of this Agreement, each of the Buyer Affiliates shall execute and deliver to the Seller a letter in the form and substance as set forth in Exhibit 1.2-B attached hereto. The Buyer hereby represents and warrants to the Seller that the respective Buyer Affiliate has good and marketable title to the Escrow Shares so deposited into escrow by such Buyer Affiliate and that the Escrow Shares shall be deposited into escrow free and clear of all Liens or claims whatsoever.

         (b) Such $2,000,000 and the Escrow Shares shall be held by the Escrow Agent (as defined in the Escrow Agreement) and released only pursuant to the terms and conditions of the Escrow Agreement. The Seller and the Buyer agree that such $2,000,000 (including any interest earned thereon) and the Escrow Shares shall be immediately released and paid to the Seller as liquidated damages in the event that the Agreement is terminated prior to the Closing solely as a result of a breach or default by the Buyer under this Agreement. The Seller and the Buyer also agree that such $2,000,000 (including any interest earned thereon) and the Escrow Shares shall be immediately released to the Buyer Affiliates if this Agreement is terminated prior to the Closing for any other reason. The Seller and the Buyer also agree that such $2,000,000 (including any interest earned thereon) and the Escrow Shares shall be released contemporaneously with the Closing as the parties mutually agree in a manner to facilitate the Closing as contemplated hereby. Each of the Seller and the Buyer shall promptly execute and deliver to the Escrow Agent joint written instructions consistent with the foregoing agreements.





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                                   ARTICLE II

                                   THE CLOSING

         2.1. PLACE AND DATE. Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof and subject to the parties rights of termination under Section 7.1 hereof, the closing of the sale and purchase of the Shares and the Related Assets, if any, (the "CLOSING") shall take place on the earlier to occur of: (i) the thirtieth (30th) day following written notice by the Buyer to the Seller that the Buyer is ready, willing and able to consummate the Closing along with reasonable documentation supporting Buyer's financial ability therefor (in which case, such notice shall include a waiver of the condition set forth in Section 6.2(e)), or (ii) August 31, 1999 or, at the option of the Seller such later date prior to October 31, 1999, in any case, at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois, or such other time and place upon which the parties may agree. (The day on which the Closing actually occurs is herein sometimes referred to as the "CLOSING DATE.")

         2.2. PURCHASE PRICE. At the Closing, (i) the Buyer shall pay to the Seller an aggregate of $35,100,000 in immediately available funds (the "PURCHASE PRICE"), and (ii) the Seller shall deliver to the Buyer, free and clear of any
Liens: (1) certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, (2) assignments, deeds or bills of sale by the Seller and its subsidiaries, necessary to transfer the Related Assets, if any, in form and substance reasonably acceptable to Buyer, (3) all stock transfer records and minute books, if any, and original partnership agreements, if any, to the extent they are in possession of the Seller related to the Companies and the Company Subsidiaries and (4) a release from any holder of any Lien (except for Liens described in clauses (i), (ii), (iii), (iv) or (v) of Section 3.6, Liens securing indebtedness of any Company or Company Subsidiary and Liens associated with a contract or lease assigned or subleased pursuant to this Agreement on the assets of the Companies and the Company Subsidiaries.



                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer as follows:

         3.1. ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is a corporation is duly organized, and is validly existing and in good standing under the laws of the jurisdictions of its incorporation. Each of the Company Subsidiaries which is a corporation is duly organized, and each of the Company Subsidiaries which is a partnership is duly formed, and each of the Company Subsidiaries is validly existing and in good standing, in each case under the laws

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of the jurisdictions of its incorporation or formation, as the case may be. Each of the Seller, the Companies and the Company Subsidiaries has all requisite corporate or partnership power and authority to own, lease and operate its properties and to conduct its business as now being con ducted. Except as set forth in Section 3.1 of the letter delivered by the Seller to the Buyer prior to the execution hereof (the "SELLER DISCLOSURE LETTER"), each of the Seller, the Companies and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business or financial condition of the Companies and the Company Subsidiaries taken as a whole. Each of the Company Subsidiaries is listed in Section 3.1 of the Seller Disclosure Letter, and except as and to the extent set forth therein, the Companies own beneficially and of record directly or indirectly all of the issued and outstanding capital stock or partnership interests, as the case may be, of each of the Company Subsidiaries, free and clear of any liens, claims, charges, mortgages or other encumbrances (collectively, "LIENS"). Except as set forth in Section 3.1 of the Seller Disclosure Letter, neither the Companies nor any of the Company Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any Person. The Seller has heretofore delivered to the Buyer accurate and complete copies of the certificate of incorporation and by-laws or certificate of formation and limited partnership agreement, as the case may be, of each of the Companies and the Company Subsidiaries, as currently in effect.

         3.2. CAPITALIZATION. The authorized capital stock of MetroWebb, Print & Mail Services, Mail Services, MWI and Bender consist of 1,000 MetroWebb Shares, 3,000 Print & Mail Services Shares, 1,000 Mail Services Shares, 1,000 MWI Shares and 1,000 Bender Shares, respectively, of which, as of the date hereof, 1,000 MetroWebb Shares, 500 Print & Mail Services Shares, 1,000 Mail Services Shares, 1,000 MWI Shares and 1,000 Bender Shares are issued and outstanding. No other capital stock or other security of the Companies is authorized, issued or outstanding. All issued and outstanding shares of capital stock of each Company and each Company Subsidiary that is a corporation are duly authorized, validly issued, fully paid and non assessable. There are not now and, on the Closing Date, there will not be, any securities, options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever obligating the Seller, the Companies or the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock or other securities or partnership or other interests of any of the Companies or the Company Subsidiaries, or obligating the Seller, the Companies or the Company Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no outstanding contractual obligations of the Seller, the Companies or the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Companies or the Company Subsidiaries. There are no outstanding contractual obligations of the Seller, the Companies or the Company Subsidiaries to vote or to dispose of any shares of the capital stock of any of the Companies or the Company Subsidiaries. Except as set forth on Section 3.2 of the Seller Disclosure Letter, Seller has good and marketable title to all of the Shares, and each of the Companies owns good and marketable title to all issued and outstanding shares of capital stock

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or partnership interests of each Subsidiary Company, in each case, free and clear of all Liens except such Liens which shall be released at the Closing.

         3.3. AUTHORIZATION OF THIS AGREEMENT. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Seller, and no other corporate proceedings on the part of the Seller is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and this Agreement constitutes a valid and binding agreement of the Seller, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4. CONSENTS AND APPROVALS; NO VIOLATION. Except for the filing of a Pre-Merger Notification and Report Form by the Buyer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Seller of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby or on the business or financial condition of the Companies and the Company Subsidiaries taken as a whole. Except as set forth on Section 3.4 of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will (I) con flict with or result in any violation of any provision of the certificate of incorporation, by-laws or other organizational document of the Seller or any of the Companies or Company Subsidiaries, (II) result in a default or breach or the creation of a Lien upon the properties or assets of any of the Companies or the Company Subsidiaries, with or without notice or lapse of time, or both, under any material note, bond, mortgage, indenture, license, benefit plan, agreement or other material instrument or obligation to which the Seller, or any of the Companies or the Company Subsidiaries, is a party or by which any of them or any of their properties or assets is bound or (III) assuming the truth of the representations and warranties of the Buyer contained herein and its compliance with all agreements contained herein and assuming the due making of all filings referred to in the preceding sentence, violate any material statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Seller, or any of the Companies or the Company Subsidiaries or any of their respective assets or properties, is bound.

         3.5. LITIGATION. Except as set forth in Section 3.5 of the Seller Disclosure Letter, there are no material (I) actions, suits or proceedings or investigations pending or, to the knowledge of the Seller, threatened, or (II) outstanding awards, judgments, orders, writs, injunctions or decrees, or, to the knowledge of the Seller, applications, requests or motion therefor, against or affecting the assets, business, operations or financial condition of the Seller

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at law or in equity in any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which are reasonably likely to materially impair the ability of the Seller to perform its obligations hereunder or consummate the transactions contemplated hereby.

         3.6. NO MATERIAL TRANSFERS. Except as set forth in Section 3.6 of the Seller Disclosure Letter, since the date of their respective acquisition by the Seller, none of the Companies or Company Subsidiaries has: (a) transferred any material assets or properties to the Seller or affiliates of the Seller (other than to one or more of the other Companies or Company Subsidiaries); or (b) imposed or permitted to exist Liens on the assets of the Companies other than Liens that will be released on or prior to the Closing and (I) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (II) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (III) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property which do not have a material adverse effect on the use of the properties or assets subject thereto or affected thereby, (IV) statutory Liens in favor of lessors arising in connection with any property leased to the Companies or the Company Subsidiaries, excluding Liens arising from any default or breach by any of the Companies or the Company Subsidiaries and (V) any other Liens which in the aggregate are not reasonably likely to exceed $50,000 (collectively, "PERMITTED LIENS").

         3.7. NO MATERIAL CONTRACTS BY EXECUTIVE OFFICERS OF THE SELLER. Except as set forth in Section 3.7 of the Seller Disclosure Letter, since the date of their respective acquisition by the Seller, no executive officer of the Seller has (i) executed a material contract on behalf of any of the Companies or Company Subsidiaries or which burdens the assets of any of the Companies or the Company Subsidiaries or the Related Assets, if any, or (ii) taken any action on behalf of any of the Companies or Company Subsidiaries which has resulted in any material liability to the Companies or the Company Subsidiaries or a material Lien on the assets of the Companies or the Company Subsidiaries or the Related Assets, if any, other than such contracts and actions which any of Kenneth Murphy, Morrie Maher, Jim Summers, Bob Jones, Scott Madsen, Richard Bainter, John Erickson, Earl Johnson, Robert Meador, Harold Chandler or Jim Yarborough has or had knowledge.

         3.8 ASSETS OF THE PRINT AND MAIL DIVISION. Other than the Related Assets, if any, and the contracts listed on Section 5.10 of the Seller Disclosure Letter, all of the assets and property used in the Print and Mail Division of the Seller are owned by the Companies and the Company Subsidiaries.

         3.9. TAXES. Except as set forth in Section 3.9 of the Seller Disclosure
Letter:

         (a) Since March 4, 1998, (i) all Tax Returns required to be filed with respect to any Company or any Company Subsidiary have been duly filed or the time for filing such Tax Returns shall have been validly extended and (ii) all such Tax Returns were correct and complete

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in all material respects and any taxes related thereto, to the extent then due and payable, have been paid.

         (b) As of the date hereof, no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes with respect to any Company or any Company Subsidiary has been executed or filed with the IRS or any other taxing authority.

         (c) As of the date hereof, no material Tax Return with respect to any Company or any Company Subsidiary is currently under audit by any taxing authority, and neither the IRS nor any other taxing authority is now asserting in writing against any Company or any Company subsidiary any material deficiency for additional Taxes or any material adjustment of Taxes.

         (d) None of the Companies or the Company Subsidiaries are parties to or bound by or have any obligation under any written Tax sharing agreement or arrangement.

         (e) All payments for withholding Taxes, unemployment insurance and employment Taxes required to be withheld and deposited or paid to all relevant taxing authorities have been so withheld, deposited or paid by or on behalf of each Company or Company Subsidiary.

         (f) No consent has been filed under Section 341(f) of the Code with respect to the Company or the Company Subsidiary.

         3.10. FINDERS AND INVESTMENT. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Buyer or any of the Companies for any broker's or finder's fee or similar compensation, except for Lehman Brothers, Inc., whose fees shall be paid by the Seller.



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYER

                  The Buyer represents and warrants to the Seller as follows:

         4.1. ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Buyer has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. The Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or

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licensed and in good standing would not have a material adverse effect on the business or financial condition of the Buyer. The Buyer has heretofore delivered to the Seller accurate and complete copies of the certificate of incorporation and by-laws of the Buyer, as currently in effect.

         4.2. AUTHORIZATION OF THIS AGREEMENT. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Buyer, and no other proceedings on the part of the Buyer is necessary to authorize this Agreement or consummate the transactions contemplated hereby and thereby. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Buyer and this Agreement and the Escrow Agreement constitute valid and binding agreements of the Buyer except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3. CONSENTS AND APPROVALS; NO VIOLATION. Except for the filing of a Pre-Merger Notification and Report Form by the Buyer under the HSR Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Buyer with any of the provisions hereof will (I) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of the Buyer or (II) assuming the truth of the representations and warranties of the Seller contained herein and its compliance with all agreements contained herein and assuming the due making of all filings referred to in the preced ing sentence, violate any material statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Buyer is bound.

         4.4. LITIGATION. There are no material (I) actions, suits or proceedings or investigations pending or, to the knowledge of the Buyer, threatened, or (II) outstanding awards, judgments, orders, writs, injunctions or decrees, or, to the knowledge of the Buyer, applications, requests or motion therefor, against or affecting the assets, business, operations or financial condition of the Buyer at law or in equity in any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which are reasonably likely to materially impair the ability of the Buyer to perform its obligations hereunder or consummate the transactions contemplated hereby.

         4.5. FINDERS AND INVESTMENT BANKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any

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Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Seller or any of the Companies for any broker's or finder's fee or similar compensation.



                                    ARTICLE V

                                    COVENANTS

         5.1. CONDUCT OF BUSINESS OF THE COMPANIES. Except as contemplated by this Agreement or as otherwise set forth on Section 5.1 of the Seller Disclosure Letter, during the period from the date of this Agreement to the Closing Date, the Seller will use its commercially reasonable efforts to cause the Companies and the Company Subsidiaries to conduct their respective operations in all material respects according to its ordinary and usual course of business. The Seller will promptly advise the Buyer in writing of any change in any of the Companies' or the Company Subsidiaries' business or financial condition that is materially adverse to the Companies and the Company Subsidiaries taken as a whole. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Seller Disclosure Letter or otherwise expressly contemplated by this Agreement, prior to the Closing Date, none of the Companies or the Company Subsidiaries will, without the prior written consent of the
Buyer:

                  (a) amend its certificate of incorporation or by-laws, or certificate of formation or limited partnership agreement, as the case may be;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any partnership interests or any securities convertible into or exercisable for shares of capital stock of any class or any partnership interests;

                  (c) split, combine or reclassify any shares of its capital stock or any limited partnership interests or redeem or otherwise acquire any shares of its capital stock or any limited partnership interests;

                  (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or any partnership interests or take any cash or transfer any assets out of the Companies and the Company Subsidiaries, PROVIDED HOWEVER, in any event the Seller may cause any Company or Company Subsidiary to make or pay distributions or dividends: (i) to pay bills or satisfy obligations to third parties (which bills or obligations are currently existing on the date hereof or subsequently incurred in the ordinary course of business or with the approval of management of the Print and Mail Division), on behalf of the Print and Mail Division of the Seller, the Companies or Company Subsidiaries, including without limitation any taxes (other than Taxes) currently due and payable in the ordinary course of business and lease

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         payments, whether such bills or obligations are in the name of the
         Companies or the Company Subsidiaries or in the Seller's name or (ii) between or among the Companies or the Company Subsidiaries.

                  (e) (i) take action to create, incur or assume any debt (including obligations in respect of capital leases) other than as in existence on the date hereof (or which, in the ordinary course of business, replaces any debt owed to a unaffiliated third party); (II) ex cept in the ordinary course of business and consistent with past practices assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person other than any of the Companies or the Company Subsidiaries; or (III) make any loans, advances or capital contributions to, or investments in, any Person other than any of the Companies or the Company Subsidiaries, except for customary loans or advances to employees or trade credit in the ordinary course of business and consistent with past practices;

                  (f) except in the ordinary course of business or Section 5.1 of the Seller Disclosure Letter, sell, transfer, mortgage or otherwise dispose of or encumber, any of its assets;

                  (g) make any material election under the Code;

                  (h) merge with or into or consolidate with any other Person (other than with one or more of the Companies or the Company Subsidiaries) or make any acquisition of all or any part of the assets or capital stock or business of any other Person except for tangible property acquired in the ordinary course of business; or

                  (i) agree to do any of the foregoing.

Notwithstanding the foregoing, no actions in violation of this Section 5.1 taken by persons affiliated with the Buyer (unless expressly directed in writing by the Seller) shall be deemed a breach of this Section.

         5.2. ACCESS TO INFORMATION. The Seller shall afford to the Buyer and to the Buyer's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, plants and personnel related to any of the Companies or the Company Subsidiaries and, during such period, shall furnish as promptly as practicable to the Buyer all other information as the Buyer reasonably may request.

         5.3. FILINGS; OTHER ACTIONS. Each of the parties hereto agrees to furnish to each other party hereto such necessary information and commercially reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, or any other federal, state, local or foreign statute

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or regulations. Each of the parties shall respond as promptly as practicable to
(i) any inquiries or requests received from the FTC or the Antitrust Division for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental entity in connection with antitrust or related matters. Each of the parties shall (c) give the other party prompt notice of the commencement of any claim, action, suit or proceeding by or before any governmental entity with respect to any of the transactions contemplated by this Agreement, (y) keep the other party informed as to the status of any such claim, action, suit or proceeding, and (z) promptly inform the other party of any communication to or from the FTC or the Antitrust Division or any other governmental entity regarding the transactions contemplated by this Agreement. Each of the parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any claim, action, suit or proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any governmental entity or by any applicable federal, state, local and foreign laws, ordinances or regulations, in connection with any claim, action, suit or proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar claim, action, suit or proceeding, each of the parties will permit authorized representatives of the other party to be present, to the extent reasonably practicable, at each meeting or conference relating to any such claim, action, suit or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such claim, action, suit or proceeding.

         5.4. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions hereof, the parties hereto agree to use their commercially reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         5.5. PUBLIC ANNOUNCEMENTS. The Seller and the Buyer will obtain the prior written consent of the other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

         5.6. CERTAIN ACTIONS. The Seller shall permit the President of the Print and Mail Division to take any reasonable business actions necessary or desirable to operate the Print and Mail Division so long as such actions can be
(i) funded from the existing financial resources of the Companies and the Company Subsidiaries and (ii) taken without the Seller or any of its subsidiaries (including the Companies and the Company Subsidiaries) incurring any additional indebtedness or future liabilities. Notwithstanding the foregoing, it shall be required that the President of the Print and Mail Division obtain the prior written consent of the Seller prior to taking any significant personnel action with respect to the Print and Mail Division. For purposes of this Section 5.6, a "significant personnel action" means a termination of any officer of the Print and Mail Division or any of its subdivisions, an increase of the compensation of any Print and Mail Division personnel, except for normal cost-of-living or merit increases for non-officer employees, an increase of the compensation of or execution of an employment contract with any officer of the Print and Mail Division or any of its subdivisions, or an implementation of a change to the existing employee benefit and 401(k) plans.

         5.7. TAX MATTERS.

         (a) TERMINATION OF EXISTING TAX SHARING ARRANGEMENTS. As of the Closing Date, all existing tax sharing agreements and arrangements (other than any tax sharing agreement or arrangement provided hereof) between any Company or any Company Subsidiary, on the one side, and the Seller or any Non-Company Affiliate, on the other side, shall be terminated, and no additional payments shall be made thereunder. After the Closing, neither the Companies, the Company Subsidiaries, the Seller, nor the Non-Company Affiliates shall have any further rights or liabilities under any such agreements or arrangements for any taxable period (whether the current year, a future year, or a past year).

         (b) SECTION 338(h)(10) ELECTION.

         (i) The Buyer and the Seller (or the parent of any consolidated group of which Seller is a member) shall make a timely election under section 338(h)(10) of the Code and section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code and any corresponding elections under state or local tax law, with respect to the purchase and sale of the Shares and Buyer's indirect acquisition of all outstanding ownership interests in the Company Subsidiaries (collectively, the "338 ELECTION"). The Seller shall take all actions reasonably requested by the Buyer (including, but not limited to, the preparation, completion and timely joint filing by the Buyer and the Seller of Form 8023 as provided below, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments reasonably requested by the Buyer) to effect a timely section 338(h)(10) election in accordance with section 338(h)(10) of the Code and section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and any corresponding elections under state or local tax law, with respect to the purchase and sale of the Shares. Seller shall deliver to Buyer a duly executed copy of Internal Revenue Service Form 8023 and any similar forms required under state and local laws no later than 20 days prior to the date each such form is required to be filed. The Buyer and Seller shall report the purchase and sale of the Shares consistent with the 338 Election and corresponding state elections and shall take no position contrary thereto or inconsistent therewith in any tax return, or in any discussion with or any proceeding before any taxing authority or other governmental body or otherwise unless required to do so pursuant to a determination (as defined in section 1313(a) of the Code) or a similar determination under state law.

         (ii) The purchase price and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to, section 338(h)(10) of the Code) shall be allocated in accordance with a schedule prepared by the Buyer and the Seller on a reasonable basis in accordance with the requirements of the Code and the regulations thereunder as agreed by Buyer and Seller on or before the Closing Date. Such allocation shall, for tax purposes, be binding on the Seller and the Buyer. The Seller and the Buyer shall file their respective tax returns in accordance with such allocation and shall not take any position inconsistent with such allocation unless required to do so pursuant to a determination (as defined in section 1313(a) of the Code) or a similar determination under state law. In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute and such dispute shall be settled or comprised by the Seller.

         (c) INDEMNIFICATION BY SELLER. Seller shall be responsible for and shall indemnify, defend and hold harmless the Buyer and the entities acquired pursuant hereto and all of their respective affiliates, against liability for or payment of any (i) Taxes of or payable by, or chargeable as a lien upon the assets of, any Company or Company Subsidiary arising with respect to any taxable period (or portion thereof) which ends on or before the Closing Date ("Pre-Closing Period"), (ii) Taxes of any member (including any Company or any Company Subsidiary) of a combined, consolidated or unitary tax group for which any Company or any Subsidiary may be jointly or severally liable as a result of its inclusion in such group on or prior to the Closing Date, (iii) Taxes arising as a result of any transfer of any asset to any Company or any Company Subsidiary upon or prior to the Closing pursuant to Section 6901 of the Code or any comparable provision of state or local tax law, (iv) Taxes resulting from the elections made under Section 338(h)(10) of the Code and any comparable provisions of state and local law, described in Section 5.7(b) hereof, or Seller's failure to timely and properly comply with its obligations under
Section 5.7(b) and (v) Taxes resulting from the transactions described in
Section 5.9 relating to forgiveness of intercompany indebtedness, other than Taxes reflected as an adjustment to the Purchase Price in Section 5.7(d).

         (d) INDEMNIFICATION BY THE BUYER AND ADJUSTMENT TO PURCHASE PRICE. Notwithstanding anything contained in Section 5.7(c) above, Buyer will be responsible for and will indemnify, defend and hold harmless Seller and their affiliates against (i) the payment of any interest and penalties with respect to any taxable period ending on or before the Closing Date to the extent due to the failure of Buyer to timely file a Tax Return, extension of time to file, or to make a payment of Tax required in connection with such Tax Return which the Buyer is required to file or make pursuant to Section 5.7(e) below and (ii) the payment of the Pre-Closing Adjustment (as defined below). Buyer shall pay Seller as additional purchase price the amount determined in this Section 5.7(d) (the "Pre-Closing Adjustment"). The Pre-Closing Adjustment shall be an amount equal to the federal, state and local Tax liability for the Companies and Company Subsidiaries with respect to taxable income recognized for the period beginning July 1, 1999, and ending on the Closing Date (the "Adjustment Period") (excluding, however, Taxes resulting from the election under Section 338(h)(10) and comparable provisions of state or local law). Taxable income shall be apportioned between the period ending June 30, 1999 and the Adjustment Period on the basis of the actual activities of the relevant entity as determined from the books and records of such entity for such taxable period (excluding, however, gain resulting from the election under Section 338(h)(10) and comparable provisions of state or local law). After determining the taxable income apportioned to the Adjustment Period, the Companies and Company Subsidiaries shall determine their federal tax liability on a separate member basis following the rules of Treasury Regulation Section 1.1552-1(a)(2)(ii) as if the Companies and Company Subsidiaries were a separate consolidated group for federal income tax purposes. Any state or local income or franchise tax based on income shall be computed for the Adjustment Period in the same manner. Buyer will provide a reasonable good faith estimate of the Pre-Closing Adjustment at least 5 days prior to the Closing Date and shall pay such amount to the Seller at the Closing. No later than the due date of the Seller's federal income tax return for the period which includes the Closing Date, the Buyer shall provide a final statement of the Pre-Closing Adjustment. To the extent the final Pre-Closing Adjustment is greater than the estimate, the Buyer shall pay the difference to Seller at the time of the delivery of the final statement and to the extent the final Pre-Closing Adjustment is less than the estimate, the Seller shall pay the difference to Buyer within 15 days of the receipt of the final statement. Any disagreement regarding the final Pre-Closing Amount or final statement shall be resolved following the dispute resolution procedure set forth in this Section 5.7.

         (e) PREPARATION AND FILING OF RETURNS FOR PRE-CLOSING PERIODS. Seller shall be responsible for the initial preparation of all Tax Returns of the Companies and the Company Subsidiaries for taxable periods ending on or before the Closing Date. Buyer shall have the right, directly or through its designated representatives, to review at its expense any such returns that pertain to the Companies, and the Company Subsidiaries at least 15 days prior to the filing thereof. The taxable income (or loss) of the Company and the Company Subsidiaries through the Closing Date will be included in the consolidated federal Tax Return of Seller and in applicable state combined, unitary or consolidated Tax Returns of the Seller. Seller will prepare and forward any "separate company" state and local Tax Returns described in this Section 5.7(e) due after the Closing Date to Buyer, which Tax Returns shall be true, correct and complete in all material respects for signature and filing at least 5 days prior to the (extended) due date of such returns. In the event the original due date of any such return falls after the Closing Date and Seller wishes to seek an extension of time to file such return, Seller shall forward to Buyer for filing the appropriate extension to file forms together with the full amount of the Tax required to be deposited in connection therewith at least 5 days prior to the original due date of such return. Seller shall deliver to Buyer at least 5 days before any Tax Return or extension thereof required or permitted hereunder is due the necessary payment of Tax or the full amount of tax required to be deposited in connection with the extension. Seller shall have the right to offset any Tax or estimate thereof required to be delivered by Seller to Buyer under this Section 5.7(e) by the amount of any unpaid Pre-Closing Adjustment owed by Buyer to Seller.

         (f) PREPARATION AND FILING OF RETURNS FOR POST-CLOSING PERIODS. Buyer shall cause to be prepared, and filed, all Tax Returns of the Company and the Company Subsidiaries for all taxable periods ending after the Closing Date. For any such Tax Return that includes a Pre-Closing Period, (i) to the extent permissible under applicable law, the return for the taxable period prepared by Buyer shall treat all material items in the Pre-Closing Period consistent with the applicable returns for previous periods prepared by Seller and (ii) at least 15 days prior to the filing of the returns, Buyer shall submit a copy of the returns to Seller, for Seller's approval. Buyer shall apportion any Tax due for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Companies and the Company Subsidiaries between the portion of such taxable period through and including the Closing Date and the balance of such taxable period on the basis of the actual activities of the relevant entity as determined from the books and records of such entity for such taxable period. At least 15 days prior to the filing of such Tax Returns, Buyer shall notify Seller of the amount of such Tax apportioned to the portion of such taxable period through and including the Closing Date. Seller shall approve such Tax Returns and pay to Buyer the amount of such Tax no later than 5 days prior to the due date of the filing of such returns and the payment of such Taxes. Seller shall have the right to offset any Tax or estimate thereof required to be delivered by Seller to Buyer under this Section 5.7(f) by the amount of any unpaid Pre-Closing Adjustment owed by Buyer to Seller.

         (g) CERTIFICATE OF NON-FOREIGN STATUS. Seller shall deliver to Buyer at the Closing a Certificate of Non-Foreign Status which meets the requirements of Treasury Regulations Section 1.1445-2, duly executed and acknowledged, certifying under penalties of perjury that as of the Closing each Company and Company Subsidiary is not a foreign person for United States income tax purposes.

         (h) AMENDMENT OF RETURNS. Unless otherwise required by law, the Seller shall not (and shall not permit any Non-Company Affiliate) to, amend any Tax Return with respect to any Company or any Company Subsidiary for any taxable period (including a portion thereof) ending on or prior to the Closing Date, in a way that would reasonably be expected to increase the Tax liability or obligation of any Company or any Company Subsidiary for any period ending after the Closing Date without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Unless otherwise required by law, the Buyer shall not (and shall not permit any Company, any Company Subsidiary or any of its other affiliates to) amend any Tax Return of any Company or any Company Subsidiary for any taxable period (including a portion thereof) ending on or prior to the Closing Date, in a way that would reasonably be expected to increase the Tax liability or obligation of the Seller or any Non-Company Affiliate without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

         (i) REFUNDS. (i) The Seller or the Non-Company Affiliates shall be entitled to retain (or shall be entitled to receive immediate payment from the Buyer of) any refund or credit with respect to Taxes (plus any interest received with respect thereto) from the applicable taxing authorities relating to any Company or any Company Subsidiary that are the responsibility of the Seller hereunder, and (ii) the Buyer, the Companies or the Company Subsidiaries shall be entitled to retain (or shall be entitled to receive immediate payment from the Seller of) any refund or credit with respect to Taxes (plus any interest received with respect thereto) from the applicable taxing authorities relating to any Company or any Company Subsidiary that are not described as being the right of the Seller or the Non-Company Affiliates in clause (i) of this Section 5.7(i).

         (j) AUDITS. Each of the Buyer and the Seller shall promptly (and shall cause their respective affiliates to) notify the other in writing within 10 business days from receipt of notice of any pending or threatened Tax audits or assessments of any Company or any Company Subsidiary relating to any taxable period (or a portion thereof) ending on or prior to the Closing Date. The Seller shall have the right to represent the interests of the Companies and the Company Subsidiaries (at Seller's expense) in any Tax audit or administrative or court proceeding to the extent relating to Taxes that are the responsibility of the Seller hereunder, and to employ counsel of its choice at its expense, PROVIDED that the Seller shall not (and shall not permit any Non-Company Affiliate to) compromise or settle any issue relating to Taxes that would reasonably be expected to have a material adverse effect on the Tax liabilities of any Company or any Company Subsidiary without the Buyer's prior written consent, which consent shall not be unreasonably withheld. Seller shall consult regularly and in good faith with Buyer regarding the prosecution of any such contest. Buyer shall have the right through its representatives, at its own expense, to review in advance and comment on all submissions made in the course of such audits or proceedings. The Buyer shall have the right to represent the interests of the Companies and the Company Subsidiaries in any other Tax audit or administrative or court proceeding not described as being the right of the Seller under this Section 5.7(j) and to employ counsel of its choice at its expense, PROVIDED that the Buyer shall not (and shall not permit any Company, any Company Subsidiary or any of its other affiliates to) compromise or settle any issue relating to Taxes that would reasonably be expected to have a material adverse effect on the Tax liabilities of the Seller or any Non-Company Affiliate or the Seller's obligations set forth in Section 5.7(c) without the Seller's prior written consent, which consent shall not be unreasonably withheld; PROVIDED further, however, the Buyer shall be subject to any pre-existing right of any third party to represent the interests of any Company or any Company Subsidiary. Buyer shall consult regularly and in good faith with Seller regarding the prosecution of any such contest. Seller shall have the right through its representatives, at its own expense, to review in advance and comment on all submissions made in the course of such audits or proceedings.

         (k) TAX DISPUTE RESOLUTION MECHANISM. Wherever in this Agreement it shall be provided that a dispute shall be resolved pursuant to the "TAX DISPUTE RESOLUTION MECHANISM," such dispute shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt settlement of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within 10 days, the dispute will be submitted to the New York office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Buyer and the Seller (or, if the Buyer and the Seller do not agree on such a firm, then a firm chosen by the Arbitration and Mediation Committee of the New York Society of Certified Public Accountants) (the "TAX DISPUTE ACCOUNTANTS"); (iii) the parties will present their arguments and submit the proposed amount of each item in dispute to the Tax Dispute Accountants within 10 days after submission of the dispute to the Tax Dispute Accountants;
(iv) the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, by selecting, for each item in dispute, the proposed amount for such item submitted by one party or the other party within 10 days after the parties have presented their arguments to the Tax Dispute Accountants; (v) notwithstanding any other provision of this Agreement, any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (x) the date on which such payment or action would otherwise be required or (y) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution); PROVIDED, that if a dispute with respect to an item in a Tax Return shall not be resolved on or before the date that is three business days prior to the latest date on which such Tax Return may be filed under applicable Tax law, then the party having the responsibility for filing such Tax Return shall file such Tax Return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unresolved disputed items in the manner proposed by such party, and shall, if necessary, upon the resolution of all such unresolved disputed items, file an amended Tax Return reflecting the resolution thereof in the manner so resolved; and (VI) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by the Buyer and the Seller.

                  (l)  COOPERATION ON TAX MATTERS.

                  (i) The Buyer and the Seller shall (and shall cause their respective affiliates to) cooperate with the other, with respect to the preparation or filing of any Tax Returns referred to in Section 5.7(e) or (f) and any Tax audit or administrative or court proceeding referred to in Section 5.7(j). Such cooperation shall include providing such information (including access to books and records) relating to any Company or any Company Subsidiary as is reasonably necessary for the preparation or filing of any such Tax Return or the preparation of any such audit, proceeding, prosecution or defense and making personnel available at and for reasonable times, including, without limitation, to prepare responses to any taxing authority's requests for information, PROVIDED that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

                  (ii) Each of the Buyer and the Seller agrees to retain or cause to be retained all books, records, Returns, schedules, documents, work papers and other material items of information relating to Taxes with respect to the Companies and the Company Subsidiaries for the longer of (x) the seven-year period beginning on the Closing Date or
         (y) the full period of the applicable statute of limitations, including any extension thereof, and to abide by all record retention agreements entered into with any taxing authority. Each of the Buyer and the Seller agrees to give each other reasonable notice prior to transferring, discarding or destroying any such materials relating to Taxes with respect to the Companies and the Company Subsidiaries, and, if the other party so requests, to allow the other party to take possession of such materials.

              (m) TAX TREATMENT. Any indemnity payment made pursuant to this
Section 5.7 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by law.

              (n) INDEMNIFICATION RIGHTS. At the Closing, the Buyer shall cause each Company and Company Subsidiary to assign to the Seller all rights to indemnification for any Pre-Closing Taxes under acquisition agreements to which such Company or Company Subsidiary is a party.

              5.8. EMPLOYEE BENEFITS. Following the Closing Date, the Buyer shall, or shall cause its subsidiaries and affiliates to, honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement, which are set forth in Section 5.8 of the Seller Disclosure Letter or which were signed or approved by any shareholder of the Buyer. The Buyer further agrees to, on an ongoing basis, furnish coverage under the Companies' group health plans which satisfies the provisions of Section 4980B of the Code and Sections 601 through 609 of ERISA with respect to employees of the Companies and the Company Subsidiaries (whether their employment terminated before or after the Closing
Date) and their respective qualified beneficiaries.

              5.9. NO INTER-COMPANY OBLIGATIONS. On or prior to the Closing Date, the Seller shall take, and shall cause the Companies and the Company Subsidiaries to take, any and all actions so that, other than as contemplated by this Agreement including the exhibits and schedules hereto, as of or prior to the Closing, all inter-company loans, accounts payable or account receivable between the Seller and its subsidiaries (other than the Companies and the Company Subsidiaries), on one hand, and the Companies and the Company Subsidiaries, on the other hand, outstanding as of the date hereof shall be forgiven.

              5.10. ASSIGNMENT AND ASSUMPTION OF CERTAIN CONTRACTS. The parties agree that, as soon as reasonably practicable after the date hereof but prior to the Closing, Seller and/or certain of it subsidiaries shall assign to certain of the Companies or Company Subsidiaries the contracts listed in Section 5.10 of the Seller Disclosure Letter (which are necessary or desirable in the operation of business of the Companies) pursuant to a form of assignment and assumption agreement reasonably acceptable to the Seller and the Buyer.



                                   ARTICLE VI

                               CLOSING CONDITIONS

              6.1. CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND THE BUYER. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the transactions contemplated hereby illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; PROVIDED, HOWEVER, that each of the parties shall use their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                  (b) Each of the Seller, the Buyer and any other person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the transactions contemplated hereby to file a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

              6.2. CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions unless waived by Buyer.

                  (a) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) The Seller shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date.

                  (c) The Seller shall have delivered to the Buyer a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that the Seller is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

                  (d) There shall not have occurred any casualty loss to the Companies which, after taking into account applicable insurance coverage, has had a material adverse effect on the business or financial condition of the Companies and the Company Subsidiaries taken as a whole.

                  (e) The NCO Merger shall have been consummated in accordance with the terms of the NCO Merger Agreement or is being consummated simultaneously with the Closing.

              6.3. CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions unless waived by the Seller.

                  (a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) The Buyer shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Buyer prior to or on the Closing Date.

                  (c) The NCO Merger shall have been consummated in accordance with the terms of the NCO Merger Agreement; PROVIDED, HOWEVER, that if
         (i) the NCO Merger Agreement has not been terminated, this condition shall not be applicable if the Buyer delivers to the Seller fifteen
         (15) days prior written notice that the Buyer is ready, willing and able to pay the entire Purchase Price in cash at the Closing accompanied by reasonable documentation demonstrating Buyer's financial ability therefor, or (ii) if the NCO Merger Agreement has been terminated, this condition shall not be applicable if the Buyer is ready, willing and able to pay the entire Purchase Price in cash and consummate the Closing before the later of June 30, 1999 or the fifteenth (15th) day following the termination of the NCO Merger Agreement, as evidenced by reasonable documentation demonstrating Buyer's financial ability therefor.

                  (d) Unless the Closing is contemporaneous with the NCO Merger, the lenders under Seller's existing credit agreement shall have given their written consent to the sale of the Shares and the Related Assets, if any, pursuant to this Agreement. The Seller shall use commercially reasonable efforts to obtain such consent. If such lenders provide their approval, Seller shall use commercially reasonable efforts to satisfy any obligations or conditions imposed by such lenders without looking to the Buyer for reimbursement or offset, including the payment of all fees required by such lenders. If such lenders withhold their consent or impose obligations or conditions that the Seller cannot reasonably satisfy and this Agreement is terminated prior to the Closing, then Seller shall be obligated to pay to Buyer up to $1,000,000 of Buyer's documented out-of-pocket fees, cost and expenses that Buyer incurs in connection with this transaction so long as (i) Buyer is not in breach or default under this Agreement, (ii) but for such consent Seller is otherwise obligated hereunder to consummate the Closing and (iii) the Buyer is ready willing and able to consummate the Closing hereunder by paying all of the Purchase Price in cash.

                  (e) The Seller shall have received either: (i) the written consent from Petula Associates as lessor, to an assignment to the Buyer and a novation fully releasing the Seller from its obligations under that certain real property lease including any amendments thereto (the "Petula Lease"), between the Seller and Petula Associates or (ii) on the same terms and conditions as now exist, an assumption or sublease of the Petula Lease by the Buyer, without a novation of the Seller, in a form and substance reasonably acceptable to the Seller.

                                   ARTICLE VII

                           TERMINATION AND ABANDONMENT

         7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the
Seller:

                  (a) by mutual consent of the Board of Directors of the Seller and the Board of Directors of the Buyer;

                  (b) by the Seller at any time after June 30, 1999, with fifteen (15) days prior written notice to the Buyer if the NCO Merger Agreement is terminated pursuant to its terms prior to the closing of the NCO Merger, unless the Closing has occurred prior to such fifteenth day pursuant to Section 6.3(c);

                  (c) by the Buyer if the NCO Merger Agreement is terminated pursuant to its terms prior to the closing of the NCO Merger;

                  (d) by the Buyer by written notice to the Seller if any of the conditions set forth in Sections 6.1 and 6.2 (including with respect to any representations and warranties) shall not have been fulfilled by October 31,1999, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                  (e) by the Seller by written notice to the Buyer if any of the conditions set forth in Sections 6.1 and 6.3 (including with respect to any representations and warranties) shall not have been fulfilled by August 31, 1999, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

                  7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, except as expressly provided in this Agreement, this Agreement shall become null and void and have no effect, without any liability in respect hereof or of the transactions contemplated hereby on the part of any non-breaching or non-defaulting party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or affiliates. Notwithstanding the termination of this Agreement, any breaching or defaulting party shall remain fully liable hereunder for its breaches and defaults under this Agreement. The Seller and the Buyer agree that the $2,000,000 (including any interest earned thereon) and the Escrow Shares deposited by the Buyer Affiliates on behalf of the Buyer pursuant to the Escrow Agreement and Section 1.2 hereof, shall be immediately released and paid to the Seller as liquidated damages in the event that the Agreement is terminated prior to the Closing solely as a result of a breach or default by the Buyer under this Agreement. The Seller and the Buyer also agree that such $2,000,000 (including any interest earned thereon) and the Escrow Shares shall be immediately released to the Buyer Affiliates if this Agreement is terminated prior to the Closing for any other reason. Each of the Seller and the Buyer shall promptly execute and deliver to the Escrow Agent joint written instructions consistent with the foregoing purposes. No termination of this Agreement shall affect any rights or obligations of the parties under the Escrow Agreement.


                                  ARTICLE VIII

                                  DEFINED TERMS

                  8.1. DEFINITION OF CERTAIN TERMS. The terms defined in this
Section 8.1, whenever used in this Agreement (including in the Disclosure Letters), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section or Article are to a Section or Article of this Agreement, unless otherwise indicated.

                  BENDER:  as defined in the first recital of this Agreement.

                  BENDER SHARES: as defined in the first recital of this Agreement.

                  BUYER:  as defined in the first paragraph of this Agreement.

                  CLOSING:  as defined in Section 2.1(a).

                  CLOSING DATE:  as defined in Section 2.1(a).

                  CODE: shall mean the Internal Revenue Code of 1986, as amended.

                  COMPANY OR COMPANIES: as defined in the first recital of this Agreement.

                  COMPANY SUBSIDIARIES:  means the entities listed on Section
 3.1 of the Seller Disclosure Letter.

                  DISCLOSURE LETTERS:  as defined in Section 4.1.

                  ESCROW SHARES: means 1,849,863 shares of common stock, $.01 par value per share, of the Seller and any shares of common stock, no par value, of NCO which may be obtained or obtainable in exchange for such Seller shares pursuant to the NCO Merger.

                  HSR ACT:  as defined in Section 3.4.

                  LIENS:  as defined in Section 3.1.

                  MAIL SERVICES: as defined in the first recital of this Agreement.

                  MAIL SERVICES SHARES: as defined in the first recital of this Agreement.

                  METROWEBB:  as defined in the first recital of this Agreement.

                  METROWEBB SHARES: as defined in the first recital of this Agreement.

                  MWI:  as defined in the first recital of this Agreement.

                  MWI SHARES: as defined in the first recital of this Agreement.

                  NON-COMPANY AFFILIATE: shall mean any affiliate of the Seller other than the Companies and the Company Subsidiaries.

                  PERSON: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

                  PRE-CLOSING INCOME TAXES: shall mean (i) any Taxes attributable to any taxable period ending on or prior to the Closing Date with respect to any Company or Company Subsidiary, including any Taxes attributable to any 338(h)(10) election pursuant to Section 5.7(b).

                  PRE-CLOSING INCOME TAX RETURNS: shall mean any Tax Returns relating to any Pre- Closing Income Taxes.

                  PRINT & MAIL SERVICES: as defined in the first recital of this Agreement.

                  PRINT & MAIL SERVICES SHARES: as defined in the first recital of this Agreement.

                  PURCHASE PRICE:  as defined in Section 2.2(a).

                  SELLER: as defined in the first paragraph of this Agreement.

                  SELLER DISCLOSURE LETTER:  as defined in Section 3.1.

                  SHARES:  as defined in the first recital of this Agreement.

                  TAX DISPUTE ACCOUNTANTS: shall have the meaning as defined in Section 5.7(g).

                  TAX DISPUTE RESOLUTION MECHANISM: shall have the meaning as defined in Section 5.7(g).

                  TAXES: shall mean all federal, state, local and foreign income taxes (and state franchise taxes measured by or based on income), and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                  TAX RETURNS: shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

                  TREASURY REGULATIONS: shall mean the regulations prescribed under the Code.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Buyer and the Seller, at any time prior to the Closing Date with respect to any of the terms contained herein.

                  9.2. WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Seller or the Buyer, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

                  9.3. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES UPON CLOSING. Each and every representation and warranty contained in this Agreement shall survive the date of this Agreement but shall expire and terminate upon consummation of the Closing.

                  9.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by telecopy, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      if to the Buyer, to:

                                    Swiss-Irish Enterprises, Inc.
                                    3700 Pipestone Road
                                    Dallas, Texas 75212
                                    Telecopy: (214) 637-4286
                                    Attention: Kenneth W. Murphy
                                    with a copy to
                                            Cleave Buchanan
                                            13111 North Central Expressway
                                            Suite 300
                                            Dallas, Texas 75243
                                            Telecopy: (972) 644-8088

                  (b)      if to the Seller, to

                                    Compass International Services Corporation
                                    One Penn Plaza
                                    Suite 4430
                                    New York, New York 10119
                                    Telecopy: (212) 629-4925
                                    Attention: Julie Schechter, Esq.


                           with a copy to

                                    Katten Muchin & Zavis
                                    525 West Monroe Street
                                    Chicago, Illinois 60661
                                    Telecopy:  312-902-1061
                                    Attention:  Howard S. Lanznar, Esq.

                           and so long as the NCO Merger Agreement has not been terminated, with additional copies to

                                    NCO Group, Inc.
                                    565 Pennsylvania Avenue
                                    P.O. Box 7002
                                    Fort Washington, PA 19034
                                    Telecopy: (215) 793-2929
                                    Attention: Joshua Ginden, Esq.

                                    Blank Rome Comisky & McCauley LLP
                                    One Logan Square
                                    Philadelphia, PA  19103
                                    Telecopy: (215) 569-5555
                                    Attention: Francis E. Dehel, Esq.

Any notice so addressed shall be deemed to be given (X) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (Y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

                  9.5. ASSIGNMENT; PARTIES IN INTEREST. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any party may assign its rights hereunder so long as the assignee agrees in writing to be bound by this Agreement.

                  9.6. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  9.7. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.8. GOVERNING LAW. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof to the extent such rules would permit the application of the laws of another jurisdiction.

                  9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  9.11. ENTIRE AGREEMENT. This Agreement, including the Disclosure Letters and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

                  9.12. SEVERABILITY. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

                  9.13. WAIVER OF JURY TRIAL; PROCESS AND LEGAL COSTS. In any action between or among any of the parties, whether arising out of this Agreement or otherwise (a) each of the parties irrevocably waives the right to trial by jury and (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.4 and (c) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

                  9.14. INTERPRETATION OF REPRESENTATIONS; DISCLOSURE LETTERS. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty. The parties acknowledge that the Disclosure Letters (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Seller, the Companies, the Company Subsidiaries or the Buyer, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one section or part of a Disclosure Letter shall be deemed as proper disclosure for all sections or parts of such Disclosure Letter, only if appropriately cross-referenced or if the relevance thereof is reasonably apparent from the context in which it appears

                  9.15. KNOWLEDGE OF CERTAIN BUYER AFFILIATES. Notwithstanding anything to the contrary in this Agreement, the Seller shall have no liability for, and the Buyer shall have no right to terminate this Agreement due to, the breach or alleged breach by the Seller of any of the Seller's representations and warranties contained herein resulting from the failure to disclose any item if and to the extent that such item was known by Kenneth Murphy, the President of the Print & Mail Division of the Seller.

                  9.16 FURTHER ASSURANCES. Each party agrees that it and its agents shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, and assurances and take such other action as the other party may reasonably request to more effectively assign and transfer to and vest the Buyer with all right, title and interest in and to the Shares and the Related Assets, if any.


                                     * * * *

                  IN WITNESS WHEREOF, the Buyer and the Seller have caused this Stock Purchase Agreement to be signed by their respective duly authorized officers as of the date first above written.





BUYER:                                         SWISS-IRISH ENTERPRISES, INC.


                                               By /s/ KENNETH W. MURPHY
                                                 ---------------------------
                                                 Name: Kenneth W. Murphy
                                                 Title: President



SELLER:                                        COMPASS INTERNATIONAL
                                               SERVICES CORPORATION

                                               By /s/ MICHAEL J. CUNNINGHAM
                                                  --------------------------
                                                 Name: Michael J. Cunningham
                                                 Title: Chairman

                                                       Exhibit 1.2A to
                                                       Stock Purchase Agreement

                                ESCROW AGREEMENT
                                ----------------

         This ESCROW AGREEMENT (this "Escrow Agreement") is entered into as of May 12, 1999, by and among Compass International Services Corporation, a Delaware corporation (the "Seller"), Swiss-Irish Enterprises, Inc., a Texas corporation (the "Buyer"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Escrow Agent ("Escrow Agent"). Buyer and Seller are hereinafter sometimes referred to collectively as the "Parties."

                                    RECITALS
                                    --------

         A. The Parties have entered into that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, pursuant to which the Buyer proposes to purchase all of the issued and outstanding shares of certain of the Seller's subsidiaries.

         B. Concurrently with the execution of the Purchase Agreement, the Seller is entering into an Agreement and Plan of Merger (the "NCO Merger Agreement") with NCO Group, Inc., a Pennsylvania corporation ("NCO"), pursuant to which the Seller is to be merged with a wholly-owned subsidiary of NCO (the "NCO Merger").

         C. Pursuant to Section 1.2 of the Purchase Agreement, Buyer is required to deposit or cause to be deposited (i) the amount of Two Million Dollars ($2,000,000) and (ii) 1,849,863 shares of common stock of the Seller and any shares of common stock of NCO which may be obtained in exchange for such 1,849,863 shares of common stock of Seller pursuant to the NCO Merger Agreement (the "Escrow Shares"), into the escrow created by this Escrow Agreement, which, together with any interest accrued thereon in accordance with the provisions of
Section 4 hereof, shall be referred to as the "Escrow Funds."

         D. The Escrow Funds are intended to serve as a guaranty of the obligations of the Buyer under the Purchase Agreement and shall be paid to the Seller as liquidated damages in the event that Buyer breaches the Purchase Agreement.


                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. GOVERNING AGREEMENT. The Escrow Agreement shall govern the terms upon which the Escrow Agent shall distribute the Escrow Funds to Buyer and Seller. Notwithstanding the foregoing or anything else to the contrary contained herein or in the Purchase Agreement, Escrow Agent shall not be required to make a determination as to whether the Buyer has breached the terms of the Purchase Agreement.

          2. APPOINTMENT OF ESCROW AGENT. Escrow Agent is hereby appointed escrow agent in accordance with the instructions specifically set forth herein, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.

          3. DISTRIBUTION OF ESCROW FUNDS. The Escrow Agent shall only distribute the Escrow Funds as directed in joint written instructions from the Buyer and the Seller or as ordered by a Final Decision (as hereinafter defined). As used herein, "Final Decision" means a decision, order, judgment or decree of an arbitrator or court having jurisdiction which is either not subject to appeal or as to which notice of appeal has not been timely filed or served. Such Final Decision shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said decision order, judgment or decree is final and enforceable and is not subject to further appeal. The Escrow Agent shall act on such Final Decision and legal opinion without further question.

          4. ESCROW ACCOUNT INTEREST. The Escrow Funds shall be credited by Escrow Agent and recorded in an escrow account. Escrow Agent shall be permitted and is hereby authorized to deposit, transfer, hold and invest all of the cash portion of the Escrow Funds, including principal and interest, in the J.P. Morgan Institutional Service Prime Money Market Fund , a money market fund and/or as jointly directed by the Buyer and the Seller to the Escrow Agent during the period of this escrow in accordance with such instructions and directions as may from time to time be provided to Escrow Agent in writing and signed by the Buyer and the Seller. Any interest received by Escrow Agent with respect to the Escrow Funds, including reinvested interest shall become part of the Escrow Funds. The parties acknowledge that the Escrow Agent shall not be responsible for any diminution in the Escrow Account as a result of losses resulting from investments. The Escrow Agent may use its own Bond Department in executing purchases and sales of permissible investments.

          5. NOTICES. All notices, payment, and distributions required or permitted to be given or delivered hereunder shall be deemed to have been properly given or delivered to the following addresses, if delivered in person, or, mailed, on the second business day following the date when mailed by registered or certified mail, postage prepaid and addressed as follows:

                  If to Buyer:        Swiss-Irish Enterprises, Inc.
                                      3700 Pipestone Road
                                      Dallas, Texas 75212
                                      Attention: Kenneth W. Murphy
                                      Facsimile No.: 214-637-4286

                  If to Seller:       Compass International Services Corporation
                                      One Penn Plaza, Suite 4430
                                      New York, NY 10119
                                      Attention: Julie Schechter
                                      Facsimile No.: 212-967-0650
                with copy to:         NCO Group, Inc.
                                      515 Pennsylvania Avenue
                                      Fort Washington, PA 19034
                                      Attention: Paul Weitzel
                                      Facsimile No.: 215-793-2908

                If to Escrow Agent:   Harris Trust and Savings Bank
                                      311 W. Monroe Street, 12th Floor
                                      Chicago, Illinois 60606
                                      Attention: Escrow Division - Linda Garcia
                                      Facsimile No.: 312-461-3525

                Wires to Escrow Agent should be directed to the following:

                                       Harris Trust and Savings Bank
                                       ABA # 071000288
                                       A/C # 109-211-3
                                       Attn: Linda Garcia

or such other address as a party shall designate by written notice to all other parties to the Escrow Agreement.

          6. RELIANCE. Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed or presented by the proper person or persons and shall not be liable in connection with the performance by it of its duties pursuant to the provisions hereof, except for its own willful default or gross negligence. Buyer and Seller shall, jointly and severally, indemnify and save harmless the Escrow Agent for all losses, costs, and expenses which may be incurred by it without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder.

          7. TERMINATION OF ESCROW. This escrow shall terminate upon a distribution of all of the Escrow Funds to the Parties as set forth herein.

          8. FEES AND EXPENSES. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid equally by Buyer, on the one hand, and Seller, on the other hand. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; PROVIDED, HOWEVER, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable jointly and severally from Seller and Buyer, with each of Buyer and Seller having a right of contribution for one-half of such recovery from the other party. To the extent such fees and expenses are not paid by Buyer or Seller, the foregoing shall be paid from the Escrow Account after written notice from the Escrow Agent to Buyer and Seller.

          9. INDEMNIFICATION OF ESCROW AGENT. Buyer and Seller, jointly and severally, hereby indemnify and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under the Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The costs and expenses of enforcing this right of indemnification shall also be paid by Buyer and Seller. This right of indemnification shall survive the termination of this Escrow Agreement and the removal or resignation of the Escrow Agent.

          10. ACCEPTANCE OF APPOINTMENT. Harris Trust and Savings Bank hereby agrees to act as Escrow Agent under this Escrow Agreement. Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder. In no event shall the Escrow Agent be liable to any party hereto for any special, indirect or consequential loss or damage of any kind whatsoever, even if Escrow Agent has been previously advised of such loss or damage.

         11. COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         12. RESIGNATION. Escrow Agent may resign upon thirty (30) day's advance written notice to the parties hereto. If a successor escrow agent is not appointed within the thirty (30) day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

         13. GOVERNING LAW. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Illinois without giving effect to the principles of conflict of laws thereof.

         14. AMENDMENTS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         15. SECTION HEADINGS. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         16. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.


                                           BUYER:

                                           SWISS-IRISH ENTERPRISES, INC.

                                           By:_________________________________
                                           Its:________________________________


                                           SELLER:

                                           COMPASS INTERNATIONAL SERVICES
                                           CORPORATION

                                           By:_________________________________
                                           Its:________________________________


                                           ESCROW AGENT:

                                           HARRIS TRUST AND SAVINGS BANK,
                                           as Escrow Agent

                                           By: _________________________________
                                           Its:_________________________________

                           CORPORATE TRUST SERVICES


                                  Exhibit A


                               Schedule of Fees
                                      as
                                 Escrow Agent
                                     for
                Compass International Services Corporation and
                        Swiss-Irish Enterprises, Inc.



Acceptance Fee ......................................................$   1,500
        - in-house legal review of escrow document
        - administrative review of documents
        - establishment of appropriate accounts
        - participation in pre-closing and closing

Annual Administration Fee............................................$   2,500
        - routine administrative functions under the agreement
        - custody of investments

Activity Fees
        - deposit, delivery of securities (per event)................$      35
        - deposit of funds...........................................$      20
        - disbursement (checks, wires, etc.).........................$      20
        - international wires........................................$      40
        - purchases, sales of individual securities (per event)......$     100
        - investment in selected money market mutual funds...........No Charge
        - asset/transaction report (per statement)...................$      10

Out of Pocket
        Additionally, the cost of items that can be directly allocated such as postage, telephone, overnight delivery, etc. incurred during the routine administration of the agreement will be billed separately.

Acceptance of the appointment as escrow agent is contingent upon our mutual agreement to and execution of an escrow document.


This schedule applies to Escrow Agent appointments requiring the usual amount of responsibility, time and attention. Fees are subject to reasonable adjustment as changes in laws, procedures, or costs of doing business demand. If in any specific situation, the agent's duties and responsibilities are greater than customary or additional work becomes necessary because of the imposition of governmental legislation or regulation, we reserve the right to adjust our fees. Fees for services not specifically covered in this schedule will be assessed in an amount commensurate with the services rendered. The acceptance fee and first year's administration fee are billed at closing.

Harris Trust and Savings Bank      [HARRIS BANK LOGO]             Vicki Buresh
111 West Monroe                                                 (312) 461-1385
Chicago, IL  60603                                                     5/10/99

                                  EXHIBIT 1.2-B
                                  -------------

                                  May 12, 1999




Compass International Services Corporation
One Penn Plaza, Suite 4430
New York, New York 10119

         Reference is made to that certain Stock Purchase Agreement (the "Purchase Agreement") dated as of May 12, 1999 between Compass International Services Corporation, a Delaware corporation (the "Seller"), and Swiss-Irish Enterprises, Inc., a Texas corporation (the "Buyer"), and to that certain Escrow Agreement dated as of May 12, 1999 between the Seller, the Buyer and Harris Trust and Savings Bank, as escrow agent (the "Escrow Agreement"). Capitalized terms used but not defined herein are used herein as defined in the Purchase Agreement.

         In order to induce the Seller to enter into the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I hereby represent, warrant, acknowledge and agree as follows:

         1. On the date hereof, I will deposit or will cause to be deposited into the escrow created by the Escrow Agreement (the "Escrow Account"), the amount of cash and shares of Seller Common Stock set forth across from my name on EXHIBIT A attached hereto.

         2. I have good and marketable title to the Escrow Shares being deposited into the Escrow Account by me and such Escrow Shares shall be deposited into the Escrow Account free and clear of all Liens or claims whatsoever.

         3. I understand and agree that such Escrow Shares and cash are subject to the terms and conditions of the Purchase Agreement and the Escrow Agreement, which shall be controlling in all events and binding upon me.

         4. I UNDERSTAND AND AGREE THAT PURSUANT TO THE TERMS AND CONDITIONS OF THE PURCHASE AGREEMENT AND THE ESCROW AGREEMENT, SUCH ESCROW SHARES AND CASH MAY BE FORFEITED TO THE SELLER AS DAMAGES OR LIQUIDATED DAMAGES PURSUANT TO THE PURCHASE AGREEMENT AND/OR THE ESCROW AGREEMENT WITHOUT ANY FURTHER NOTICE TO ME OR CONSENT ON MY PART.

         5. I have had the opportunity to confer with anyone of my choice (including an attorney) concerning this letter agreement, the Purchase Agreement and the Escrow

Compass International Services Corporation
May    , 1999
Page 1


                  Agreement. I additionally have had ample time to consider this letter agreement and am executing it voluntarily with an intent to be legally bound by it.

                                                    Sincerely,



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